Exhibit 99.1

Media Contact	December 11, 2017
Casey Lassiter, 205 447-6410	For Immediate Release
casey.lassiter@healthsouth.com

Investor Relations Contact
Crissy Carlisle, 205 970-5860
crissy.carlisle@healthsouth.com
HealthSouth Appoints Nancy M. Schlichting to Board of Directors
BIRMINGHAM, Ala., Dec. 11, 2017 -- HealthSouth Corporation (NYSE: HLS), one of the nation's largest providers of post-acute healthcare services, offering both facility-based and home-based patient care, today announced the appointment of Nancy M. Schlichting as an independent director, effective today. With this appointment, the Board will expand to 11 directors.

Ms. Schlichting joins the HealthSouth Board with extensive healthcare experience and expertise in healthcare delivery. Her career in healthcare administration spans 35 years in senior level executive positions, most recently serving as the President and Chief Executive Officer at Henry Ford Health System, Inc. from June 2003 until December 2016. Prior to that, Ms. Schlichting served as Executive Vice President and Chief Operating Officer from 1998-2003. She also served as President and CEO of HFHS’s Henry Ford Hospital from 2001-2003. During her time at HFHS, the company garnered significant national recognition, including the Malcolm Baldrige National Quality Award and the John M. Eisenberg Patient Safety and Quality Award. Prior to joining HFHS in 1998, Ms. Schlichting served as the President of the Eastern Region of Catholic Health Initiatives, President and Chief Executive Officer of Riverside Methodist Hospitals and Executive Vice President and Chief Operating Officer of Akron City Hospital and Summa Health System. Ms. Schlichting currently serves on the boards of Walgreens Boots Alliance, Inc. and Hill-Rom Holdings, Inc.

“Nancy is one of the most experienced and successful executives in the healthcare industry, and we’re pleased that she will be joining HealthSouth’s Board,” said Leo I. Higdon Jr., Chairman of HealthSouth’s Board of Directors. “With her operational insight and financial acumen, Nancy helped guide the Henry Ford Health System through a dramatic financial turnaround, and created positive revenue growth for 12 consecutive years. Her appointment reflects our Board’s commitment to adding new skills and perspectives through ongoing long-term succession planning as we continue to advance our position as the leading provider of integrated post-acute care solutions in a rapidly changing healthcare environment.”

“I am excited to join the HealthSouth Board and help advance the Company’s mission to create superior patient outcomes and best-in-class solutions for healthcare systems and payors,” said Ms. Schlichting. “The Company is well-positioned to coordinate patients’ care across the healthcare continuum, and I look forward to working with the Board and management team to deliver further value for all HealthSouth stockholders.”
HealthSouth is one of the nation's largest providers of post-acute healthcare services, offering both facility-based and home-based patient care in 36 states and Puerto Rico through its network of inpatient rehabilitation hospitals, home health agencies, and hospice agencies. HealthSouth can be found on the Web at www.healthsouth.com.